                                                                    Exhibit g(1)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the inclusion of our report dated March 13, 1997 on the consolidated financial statements of Publicis SA included as an Exhibit to the Schedule 14D-1 and Amendment N(o) 10 to Schedule 13D, dated December 16, 1997 of Publicis SA and Publicis Communication.

MAZARS & GUERARD                                                MAZARS & GUERARD LLP
Paris                                                           New York

                               December 16, 1997

                                 PUBLICIS S.A.

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors and Shareholders
Publicis

     We have audited the accompanying consolidated balance sheet of Publicis as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows, for each of the three years in the period ended December 31, 1996, which have been prepared on the basis of accounting principles generally accepted in France. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in France and in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Publicis at 31 December, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in France.

     Application of accounting principles generally accepted in the United States would have affected shareholder's equity as of December 31, 1996, 1995 and 1994 and net income for each of the three years in the three-year period ended December 31, 1996 to the extent summarised in note 9 to the consolidated financial statements.

MAZARS & GUERARD                                                MAZARS & GUERARD LLP

Paris                                                           New York

                             Paris, March 13, 1997

                                 PUBLICIS S.A.

                          CONSOLIDATED BALANCE SHEETS
                               (IN FRF THOUSAND)

ASSETS                                                        12/31/94      12/31/95    12/31/96
                                                              ---------     ---------   ---------
FIXED ASSETS................................................  1,558,405     1,634,341   1,785,704
Gross intangible assets.....................................    733,826       891,874     938,534
Depreciation on intangible assets...........................    (72,418)      (87,621)   (171,861)
Gross tangible assets.......................................  1,300,567     1,335,128   1,393,685
Accumulated depreciation on gross tangible assets...........   (803,642)     (854,929)   (935,450)
INTANGIBLE AND TANGIBLE FIXED ASSETS, NET...................  1,158,333     1,284,452   1,224,908
Non consolidated investments................................     35,150        34,885     184,507
Subsidiaries and affiliates accounted for by the equity
  method....................................................    302,296       278,736     329,899
Loans and advances to subsidiaries and affiliates...........     35,643        10,482      17,712
Other long-term investments (gross).........................     50,152        49,420      47,380
Loss provisions relating to long-term investments...........    (23,169)      (23,634)    (18,702)
LONG-TERM INVESTMENTS, NET..................................    400,072       349,889     560,796
CURRENT ASSETS..............................................  5,420,349     5,607,947   5,753,259
Inventories and work in progress............................    232,900       257,396     251,971
Advances to suppliers.......................................     65,573        56,226      65,486
Trade accounts receivable...................................  2,815,142     2,751,508   3,034,935
Other debtors...............................................  1,272,479     1,374,929   1,068,481
Cash and cash equivalents...................................  1,034,255     1,167,888   1,332,386
PREPAID EXPENSES............................................     91,618        78,766      72,485
TOTAL ASSETS................................................  7,070,372     7,321,054   7,611,448
LIABILITIES
CONSOLIDATED SHAREHOLDERS' EQUITY...........................  1,939,958     2,180,288   2,397,066
Retained earnings...........................................  1,212,137     1,269,245   1,373,405
Group net income............................................    120,456       152,726     185,331
SHAREHOLDERS' EQUITY........................................  1,332,593     1,421,971   1,558,736
Minority interest in retained earnings......................    506,235       602,654     685,073
Minority interest in consolidated income....................    101,130       155,663     153,257
MINORITY INTERESTS..........................................    607,365       758,317     838,330
LOSS AND CONTINGENCY PROVISIONS.............................    374,423       395,108     363,334
CURRENT LIABILITIES.........................................  4,661,647     4,654,365   4,753,894
Financial debts (other than bank borrowings)................    215,919       130,471      68,699
Bank borrowings and overdrafts..............................    543,790       592,617     625,789
Advances on orders..........................................    160,512       176,419     198,620
Trade accounts payable......................................  2,163,139     2,083,696   2,243,818
Other creditors.............................................  1,578,287     1,671,162   1,616,968
PREPAID INCOME..............................................     94,344        91,293      97,154
TOTAL LIABILITIES...........................................  7,070,372     7,321,054   7,611,448

                                 PUBLICIS S.A.

                         CONSOLIDATED INCOME STATEMENTS
                               (IN FRF THOUSAND)

                                                      YEAR ENDED DECEMBER 31,
                                            -------------------------------------------
                                               1994            1995            1996         % 96/95
                                            -----------     -----------     -----------     -------
Sales.....................................   20,002,154      20,542,689      21,964,216         7%
Cost of sales.............................  (16,563,440)    (16,893,334)    (18,218,142)
REVENUES..................................    3,438,714       3,649,355       3,746,074         3%
Payroll expenses..........................   (1,850,426)     (1,992,398)     (2,033,681)
Administrative expenses...................   (1,006,654)     (1,073,203)     (1,096,932)
Total expenses............................   (2,857,080)     (3,065,601)     (3,130,613)        2%
Other operating income....................       76,389          77,003          62,492
Earnings before depreciation, interest and
  taxes (loss)............................      658,023         660,757         677,953
Depreciation and amortization.............     (192,629)       (192,440)       (188,273)
Provisions for bad debts..................      (32,281)        (22,888)        (31,007)
Other reserves............................      (27,490)        (30,868)        (33,711)
Financial result, net.....................       21,918          39,315          36,091
CURRENT INCOME............................      427,541         453,876         461,053         2%
Exceptional income (loss).................      (17,484)         (5,912)           (604)
Employee profit-sharing...................       (8,026)        (11,108)        (13,288)
Corporate and income tax..................     (157,259)       (174,682)       (175,018)
Income from companies accounted for by the
  equity method...........................       56,814          46,215          58,144
Exceptional provision.....................      (80,000)             --              --
TOTAL NET INCOME FROM ORDINARY
  OPERATIONS..............................      221,586         308,389         330,287         7%
GROUP NET INCOME FOR ORDINARY OPERATIONS
  (EXCLUDING MINORITY INTERESTS)..........      120,456         152,726         177,565        16%
NET EXTRAORDINARY PROFIT..................                                        8,301
TOTAL NET INCOME..........................      221,586         308,389         338,588        10%
GROUP NET INCOME (EXCLUDING MINORITY
  INTERESTS)..............................      120,456         152,726         185,331        21%

                                 PUBLICIS S.A.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                               (IN FRF THOUSAND)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
USES OF FUNDS
Dividends distributed.........................................   81,162      93,415      96,370
Investments in consolidated subsidiaries and affiliates.......  195,560     126,608      49,924
Investments in affiliates accounted for by the equity
  method......................................................   24,858           0      13,203
Non-consolidated investments (Publicis Monde network).........        0           0     151,603
Other long-term investments...................................  149,194     153,297     124,978
Loans and advances to subsidiaries and affiliates.............        0       5,500       5,000
Working capital...............................................   61,917      88,115     (66,357)
TOTAL USES OF FUNDS (1).......................................  512,691     466,935     374,721
SOURCES OF FUNDS
Net income....................................................  221,586     308,389     338,588
Depreciation and amortization.................................  192,629     192,440     188,273
Non-recurring provision.......................................   80,000           0           0
SOURCES OF FUNDS FROM OPERATIONS..............................  494,215     500,829     526,861
Profit (loss) of companies accounted for by the equity
  method......................................................  (56,813)    (46,215)    (58,144)
Dividends received from companies accounted for by the equity
  method......................................................   14,984      57,787      23,468
Capital increases.............................................    1,436      35,891      16,779
Repayment of loans to subsidiaries and affiliates.............   22,908           0           0
Translation adjustments and other gains (losses)..............  (14,159)      3,448      (2,917)
TOTAL SOURCES OF FUNDS (2)....................................  462,571     551,740     506,047
NET SOURCES OF FUNDS (2) -- (1)...............................  (50,120)     84,805     131,326

                                 PUBLICIS S.A.

                         CHANGE IN CONSOLIDATED WORKING
                       CAPITAL REQUIREMENT AND CASH FLOW
                               (IN FRF THOUSAND)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
CHANGE IN WORKING CAPITAL
USES OF FUNDS (3)
Decrease in loss and contingency provisions...................        0           0      29,755
Increase in inventories and work in progress..................   65,830      24,496           0
Decrease in loans and other long-term debts...................        0      85,448      61,772
Increase in accounts receivable and other current assets*.....  390,266      18,013           0
                                                                456,096     127,957      91,527
SOURCES OF FUNDS (4)
Increase in loss and contingency provisions...................   28,613      20,114           0
Decrease in inventories and work in progress..................        0           0       5,425
Increase in loans and other long-term debts...................   61,278           0           0
Decrease in accounts receivable and other current assets*.....        0           0      49,930
Increase in accounts payable and other debts*.................  304,288      19,728     102,529
                                                                394,179      39,842     157,884
CHANGE IN NET WORKING CAPITAL REQUIREMENT (3) - (4)...........   61,917      88,115     (66,357)
CHANGE IN CASH POSITION
Cash and cash equivalents.....................................  (85,430)    133,633     164,498
Less:
Banks (liabilities)...........................................  (35,310)     48,828      33,172
NET CHANGE IN CASH POSITION...................................  (50,120)     84,805     131,326

---------------
* The sharp rise in accounts receivable and other current assets, and in accounts payable and other debts in 1994 stemmed primarily from the first-time consolidation of the FCA group.

                                 PUBLICIS S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT EVENTS

1.1.  GLOBALIZATION OF THE GROUP

     The outstanding event of 1996 was the implementation by Publicis S.A. of its strategy to build a worldwide network.

     This began in Latin America with the acquisition of a 51% interest in Publicis Romero (Mexico) and a 60% interest in Publicis Norton in Brazil.

     The Group then strengthened its presence in North America with the acquisition of a 70% interest in the BCP Group, Canada's no. 7 advertising agency.

     This strategy to build a worldwide network spread to Asia with the acquisition, at the end of the year, of 60% of Publicis Eureka in Singapore and of a 30% shareholding in Basic Advertising and Asia Link in the Philippines.

     These companies have not been consolidated by Publicis at December 31, 1996. For the record, their 1996 billings totaled FRF 1.7 billion, representing 8% of Publicis Group consolidated billings.

1.2.  MAIN ACQUISITIONS AND INCREASES IN EQUITY INVESTMENTS

  MAIN ACQUISITIONS

     Main acquisitions in 1996 were: in Sweden, 76% of GRO&S, which changed its name to Publicis GRO&S; in the Netherlands, 52% of BMB by Overad; and various small acquisitions and start-ups in Eastern Europe.

  DISPOSAL

     Publicis FCB Communication Germany sold its 50% interest in the MC&D Messeagentur agency (which specializes in trade fairs and exhibitions) to the Siemens Group. The disposal of this agency, which had billings of FRF 313 million in 1995, had no material impact on the Group's consolidated financial statements.

1.3.  MAJOR NEW ACCOUNTS WON

     -- Worldwide: Bally, Inmarsat, Tambrands;

     -- European: Guinness, Hewlett Packard, Stafford Miller.

2.  METHODS AND PRINCIPLES OF CONSOLIDATION

2.1.  RULES

     The consolidated financial statements of the Publicis Group were established as at December 31, 1996 in accordance with current laws and regulations in France (the January 3, 1985 Act and the enabling decree of February 17, 1986), with the rules laid down by the Conseil National de la Comptabilite (French accounting standards board), and with generally accepted international accounting policies.

2.2.  CONSOLIDATION CRITERIA

     All companies controlled by Publicis are fully-consolidated. The concept of control is defined, in the first place, in terms of ownership percentage and attendant voting rights. It applies to all companies in which Publicis owns more than 50%.

     Media space sales companies in which it owns a 49% interest are fully-consolidated when Publicis exercises a contractual controlling and commercial management role.

     Companies over which Publicis exercises a permanent and significant influence, as evidenced by a percentage holding of at least 20%, are accounted for by the equity method.

     Equity investments and subsidiaries that are not significant in relation to the consolidated financial statements are not consolidated.

2.3.  FOREIGN COMPANIES

     The financial statements of foreign companies are translated at the year-end closing rate. The Group's interest in translation gains or losses on the share capital and reserves of foreign subsidiaries is recorded under "Group interest in consolidated reserves", non-Group interests being recorded in "Minority interests".

     The choice of this method is justified by the fact that the majority of Publicis units are located in low-inflation countries in Europe, and by its relatively small fixed assets.

     The main exchange rates used are as follows:

                                             12/31/94     12/31/95     12/31/96     % CHANGE 95/96
                                             --------     --------     --------     --------------
    Deutschmark (DEM)......................     3.45         3.42         3.37           -1.5%
    Belgian Franc (BEF)....................    0.168        0.166        0.164           -1.2%
    Peseta (ESP)...........................   0.0406       0.0404       0.0400           -1.0%
    US Dollar (USD)........................     5.35         4.90         5.24            6.9%
    Sterling (GBP).........................     8.35         7.60         8.90           17.1%
    Lira (ITL) (000).......................     3.29         3.09         3.43           11.0%
    Dutch Florin (NLG).....................     3.08         3.05         3.00           -1.6%
    Escudo (PTE)...........................   0.0336       0.0328       0.0335            2.1%
    Swiss Franc (CHF)......................     4.08         4.26         3.88           -8.9%

2.4.  CLOSING DATE

     The consolidated financial statements, parent company financial statements and those of nearly all consolidated companies are closed at December 31.

     The fiscal year of Regie 1 ends on September 30 and the company is fully-consolidated on the basis of its statutory financial statements.

     Giraudy, which closes its financial statements at the same date, is accounted for under the equity method and the share of profit or loss included in the consolidated financial statements is based on the figures at September 30.

2.5.  INTRA-GROUP ELIMINATIONS

     Reciprocal assets and liabilities and intra-group transactions between fully-consolidated companies are eliminated.

     Significant intra-group profits and losses, provisions and dividends are eliminated where necessary.

3.  ACCOUNTING POLICIES, RULES AND METHODS

3.1.  METHODS OF VALUATION AND PRESENTATION

     Methods of valuation and presentation of the consolidated financial statements and those of consolidated companies in 1996 are unchanged from those applied in the previous year, with the exception of retirement allowances, the annual change in which is recorded in the income statement (see 3.11 Retirement allowances and similar payments).

3.2.  RESEARCH COSTS

     The advertising industry is now highly technical. Each campaign is subject to studies and research, and pre- and post-testing.

     Research programs also investigate consumer behavior in various areas.

     Media buying is another area in which extensive research and modeling is conducted in order to optimize the use and choice of media, and the selection of target publics. Publicis and Optimedia draw on high-performance computerized mathematical models such as Optimix for these purposes.

     Publicis operates a media research center called the Credome, and the Institute of Context Analysis, an advertising research center. Both centers market highly-sophisticated products.

     A new research product called Tweens was launched in 1996, and results look highly promising.

     A large number of employees, generally with a scientific background, are contributing to progress in these fields, foreshadowing trends in consumer behavior and our advertisers' future needs.

     Many of the expenses incurred in the design and development of these models and studies concern long-lived products and could therefore justifiably be amortized over a period of time.

     However, Publicis has adopted a conservative accounting policy, and these costs are therefore expensed as incurred. Consequently, these sizable programs are not recorded under assets in the balance sheet.

3.3.  INTANGIBLE ASSETS

     These comprise goodwill arising on acquisition, local goodwill, leasehold rights, and software.

  ACQUISITION GOODWILL

     Goodwill arising on first time consolidation consists of the difference between the acquisition cost of shares in consolidated companies and the Group's share in their net assets restated in accordance with Publicis' policies and accounting principles at the time of entry into the Group.

     These differences are allocated between goodwill arising on valuation or on acquisition, according to whether they are, respectively, identifiable or non-identifiable intangible assets.

     Goodwill arising on valuation is determined on the basis of verifiable, objective criteria, e.g. market share, trade-marks, trade names, client lists, brands, revenues and earnings, and are therefore identifiable.

     These assets are not amortized systematically but are subjected to annual review of their market value on the basis of the parameters used at the time of their acquisition. A loss provision or depreciation is recorded if their market value is found to be persistently (more than three years) less than their acquisition cost.

     All acquisition goodwill at the date of this report has been assigned to identifiable intangible assets.

     As a result, the consolidated financial statements of Publicis do not record any differences arising on acquisition. Any future acquisition goodwill, i.e. unidentifiable intangible assets, would systematically be amortized over a maximum of 40 years.

     Relatively small acquisition goodwill arising on first time consolidation (generally less than FRF 1 million) is amortized in full in the year of recognition.

  LEASEHOLD RIGHTS AND LOCAL GOODWILL

     These are carried in the balance sheet at their historical acquisition cost, which consists of their cost at the time of their entry into the Group's assets.

     These items are not amortized, but they are written down when their useful value is lower than their acquisition cost.

  SOFTWARE

     This comprises:

          -- software for internal use, which is valued at purchase cost;

          -- software for commercial use, which is mainly utilized by our computer services subsidiary and is valued at production cost.

     These are amortized over a period not exceeding three years.

3.4.  TANGIBLE ASSETS

     Tangible assets are valued at cost. This is made up of either their original cost (purchase price plus incidental expenses, e.g. transportation, installation and assembly costs, etc.), or their contributed value (generally their net book value). A limited number of assets have been revalued in accordance with French legislation, but the amounts concerned are insignificant.

     They are amortized according to the method best-suited to record their economic depreciation, the most commonly-used amortization periods being (straight line method):

            Buildings................................................  20 years
            Fixtures and fittings, and general installations.........  10 years
            Billboards...............................................  4-7 years
            Office furniture, and equipment..........................  5-10 years
            Vehicles.................................................  4 years
            Computer hardware........................................  2-4 years

3.5.  FIXED ASSETS PRODUCED BY THE COMPANY

     The Group creates products for its clients which can be used over several years. To be prudent, however, these items are not recorded as fixed assets.

     For similar reasons, no value is placed in the consolidated balance sheet on brands, business goodwill and other intangible assets produced by the Group.

3.6.  CAPITAL LEASES

     Assets acquired under finance leases or long-term rental are not capitalized. Corresponding rent is recorded under operating expenses in the year in which it is paid. Rentals remaining to be paid and other liabilities relating to these contracts are shown as contingent liabilities.

     Capitalization of these assets would not have significant impact on the consolidated balance sheet.

3.7.  NON-CONSOLIDATED INVESTMENTS

     These refer to companies not included in the scope of consolidation (see
2.2 Consolidation criteria). Where appropriate, a loss provision is recorded if their useful value is less than their book value. Useful value is determined on the basis of criteria such as revalued net assets, capitalized earnings, stock market price, the outlook for the sector and the likely impact on the performance of the company, and the strategic value of the shareholding to the Group.

     Any provisions thus made are recorded under "Provisions for long-term investments".

3.8.  LOANS AND ADVANCES TO SUBSIDIARIES AND AFFILIATES

     This item comprises financial claims held by the Group on companies accounted for by the equity method and nonconsolidated companies.

     A loss provision is booked where the financial position of the subsidiaries concerned gives rise to a risk of non-collection. This provision is included under "Provisions for long-term investments".

3.9.  INVENTORIES AND WORK IN PROGRESS

     This item includes:

          -- advertising-related work in progress. This consists of technical creative and production work (graphic design, TV and radio production, publishing, etc.) which is billable, but not yet billed, to the client. A write-down charge is taken on these items where their value on completion will be less than their cost of production.

          Unbillable work and costs incurred in acquiring new clients are not recorded in the balance sheet.

          -- inventories of merchandise relating to the Group's retailing business (Drugstores) are valued at weighted average costs and are written down when their sale value is less than their cost to the Group.

3.10.  DERIVATIVE PRODUCTS

     The Group makes no use of financial derivative instruments, having little exposure to foreign exchange and interest rate risk. Cash surpluses are invested in liquid, immediately realizable, non-speculative instruments.

3.11.  RETIREMENT ALLOWANCES AND SIMILAR PAYMENTS

  FRENCH COMPANIES

     The advertising industry collective bargaining agreement to which Publicis is affiliated provides for payment of a retirement allowance to all employees equivalent to 1/4 of one month's remuneration at the last salary level for each year of services within the Group. For executive-grade staff, this entitlement is increased to 1/3 of the monthly salary beyond the tenth year of employment. After 20 years' seniority, employees further qualify for a "loyalty bonus" of between 5 and 20%.

     In view of labor market trends in general, and in the advertising industry in particular, it has been considered necessary to bring Publicis' criteria for calculating retirement allowances and related entitlements up to date. It has therefore been decided to bring the age from which retirement allowances and related entitlements start to be calculated forward, from 55 to 50 years of age.

     The methods of calculation remain unchanged: retirement allowances, including social security contributions, are recognized in loss and contingency provisions. Their annual change is recorded in the income statement.

     For the first year of application of this new rule, a decision was taken, exceptionally, to draw on available reserves the sum representing the impact of this change of method on the previously-established provision. The annual allocation is recognized in the income statement under payroll expenses.

     Consequently, no further contingent liability exists in this regard.

  FOREIGN COMPANIES

     Provision for retirement allowances is made in accordance with local regulations and legislation.

     The main countries concerned are Germany and Italy, where the following accounting policies are applied:

          -- vested rights of all employees are revalued on the basis of mortality tables, pursuant to German law and agreements with the labor unions;

          -- in Italy, an equalization fund is set up consisting of capitalized and revalued vested rights.

3.12.  SALES

  COMMUNICATIONS SECTOR

     Billings in this sector mainly consist of sales of advertising produced and of advertising space.

  MEDIA BUYING IN FRANCE

     The Sapin Law, which came into force on March 31, 1993, modified the ground rules of our business, obliging media buyers to act under an agency contract. Consequently, media space buying operations conducted by agents (whether advertising agencies or centralized buying units) on behalf of clients are no longer recorded in the sales and purchases ledger accounts. Debts and receivables in respect of these operations are recorded under "Other debtors" and "Other creditors" in the balance sheet.

     In order to compare our billings with the figures for previous years, and with those of our international competitors in our business, the media billings handled by French centralized media buying units acting under an agency contract are recorded under consolidated billings. French media buying accounts for less than 10% of our consolidated billings.

  MEDIAS AND MEDIA SPACE SALES

     Billings here consist of sales of advertising space in media for which we act as space vendors or which are owned by us (newspapers and magazines, radio, cinemas, billboards).

  DIVERSIFIED BUSINESSES

     These billings are generated by our retailing, EDP, real estate and administrative services businesses.

3.13.  REVENUES

     These represent the difference between billings and the cost of external production and media purchases. It is the concept commonly used in the advertising sector to measure real activity levels. It is the only truly significant measure of an advertising firm's volume of activity, expressing the true value added by the agencies.

3.14.  EXPOSURE TO FOREIGN EXCHANGE RISK

     The Group has little exposure to foreign exchange risks, since it generates 40% of its billings in France and 53% in the rest of Europe, where the European Monetary System regulates currency fluctuations. However, the Group is exposed to fluctuations in the pound sterling, which has still not joined the EMS.

     Changes in the dollar exchange rate have no significant impact on the Group's financial statements, only 7% of consolidated billings being generated in dollars.

     With respect to the results of companies accounted for under the equity method, and because of the consolidation of True North, a 10% variation in the dollar exchange rate would have an approximately FRF 3.7 million impact on total consolidated earnings.

     The impact of exchange rate variations on the consolidated financial statements (use of year-end closing rates) is discussed where appropriate.

     Most commercial transactions are conducted in local currency. Worldwide accounts are not managed centrally from either a financial or an administrative standpoint. These accounts are managed in accordance with outline agreements which are transposed to all countries in which our clients operate.

     Moreover, intra-group cross-border transactions are too small to incur any significant currency risk and are therefore not hedged.

3.15.  EXPOSURE TO INTEREST RATE RISK

     The group has little exposure to interest rate risk thanks to its strong cash position. Consequently, the Group does not utilize financial instruments to hedge its interest rate risk.

3.16.  CORPORATE AND INCOME TAX

     All income is taxed in accordance with local tax legislation.

     All tax immediately due or due at some future date is booked on an accrual basis.

     Tax loss carryforwards and deferred depreciation are not recorded under assets in the consolidated balance sheet, and they are not restated in the income statement. This conservative position has been adopted by the Publicis Group and applies equally to the recognition and to the utilization of the said tax losses.

     In certain countries in Europe (the United Kingdom, the Netherlands, Germany, etc.), we have elected to create consolidated tax groups combining all of our companies in those countries, allowing profits to be offset against losses in the different units concerned.

     Average income tax rates in the main countries in which we operate were as follows in 1996:

        France.....................       36.66%     Italy(2)...................  53%
        Germany(1).................  44% and 50%     Netherlands................  35%
        Belgium....................          41%     Portugal...................  41%
        Spain(2)...................          35%     Switzerland................  30%
        United Kingdom.............          33%     United States..............  34%

---------------
(1) 44% on distributed income, and 50% on undistributed income.

(2) The Group does not pay income tax in Spain and Italy.

4.  NOTES AND COMMENTS RELATING TO THE CONSOLIDATED BALANCE SHEET

4.1.  SCOPE OF CONSOLIDATION

     The list of consolidated companies at December 31, 1996, with details of methods of consolidation and ownership percentages, is attached.

     As stated in 1.1 Globalization of the Group, acquisitions made by Publicis in 1996 in Latin America (Romero, Norton), Canada (BCP) and Asia (Eureka and Basic-Asia Link) are not consolidated at December 31, 1996. The other consolidation changes that took place in 1996 did not have a material impact on the financial statements of the Publicis Group at December 31, 1996.

4.2.  INTANGIBLE ASSETS

     Changes in the year were as follows:

                              GROSS AMOUNT                      CHANGES IN                   GROSS AMOUNT
                                   AT                              1996        CURRENCY           AT
      IN THOUSANDS OF FRF      12/31/1995      ACQUISITIONS     DISPOSALS      AND OTHER      12/31/1996
    ------------------------  ------------     ------------     ----------     ---------     ------------
    Differences arising on
      valuation.............     742,146          56,162          (20,081)       2,558          780,785
    Local goodwill..........      91,594           5,756           (1,848)         (64)          95,438
    Software, leasehold
      rights, and other.....      58,134           4,177               --           --           62,311
    TOTAL...................     891,874          66,095          (21,929)       2,494          938,534

  DIFFERENCES ARISING ON VALUATION

     The main goodwill items arising on valuation in 1996 were:

          -- FRF 23,715,000 following the acquisition of additional investments by Publicis-FCB Europe in Northern Europe (Norway, Sweden and Finland);

          -- FRF 19,984,000 following the acquisition of additional investments by Publicis Communication in FCA Amsterdam and FCA/BMZ CID Madrid.

     At December 31, 1996, gross valuation differences recognized in the consolidated balance sheet were as follows:

          -- advertising agencies in Europe: FRF 686,622,000;

          -- media buying in France, Publicis Centre Media: FRF 52,565,000;

          -- Publicis in the United States: FRF 15,090,000;

          -- Media & Advertising Space Sales sector: FRF 26,508,000

  LOCAL GOODWILL

     Le Monde Publicite, in which we hold a 49% interest, owns the commercial advertising and classified advertising space sales division of the French newspaper Le Monde. A value of FRF 30 million was placed on this local goodwill at the time of the share transfer operations in 1985; this amount is not amortized. Its current value is assessed as exceeding its book value.

     The technical support contracts and financial operating terms of this advertising space sales unit were renewed for a period of ten years in 1995.

     The acquisition cost of the local goodwill corresponding to the advertising space sales contract with the weekly magazine l'Evenement du Jeudi is also included under this heading for a gross amount of FRF 26 million, with a FRF 8 million amortization charge.

     The other advertising space sales contracts held by the Group, including the one for the newspaper Liberation(also renewed in 1995), and for Pariscope, are not recognized in the consolidated balance sheet.

     The other business franchises included in this item were acquired from advertising agencies, mainly in France, the recorded amount being FRF 39,022,000.

     Business franchises created by the company itself are not recognized in the balance sheet.

     Net amounts for intangible assets are as follows:

                                                GROSS VALUE      ACCUMULATED       NET VALUE
                 IN THOUSANDS OF FRF           AT 12/31/1996     AMORTIZATION    AT 12/31/1996
        -------------------------------------  -------------     -----------     -------------
        Differences arising on valuation.....     780,785          (121,616)        659,169
        Local goodwill.......................      95,438           (10,393)         85,045
        Software, leasehold rights and
          other..............................      62,311           (39,852)         22,459
        TOTAL................................     938,534          (171,861)        766,673

     A portion (FRF 40,000,000) of the extraordinary provision made on Italy in 1994 and recorded in loss and contingency provisions, was assigned in 1996 to amortization of the goodwill recognized on Italy. It is included in the FRF 121,616,000 referred to above.

     Further, no capital gain on the disposal of MC&D Messeagentur is recognized in the consolidated financial statements. This disposal resulted in an increase of approximately FRF 12 million in amortization of intangible assets relating to our German operations.

     Net intangible assets excluding software and leasehold rights, totaling FRF 744,214,000 are split between the Publicis Group's share (FRF 426,925,000) and minority interests (FRF 317,289,000).

     The net amounts shown above do not reflect the economic value of the Group's intangible assets, since this is substantially greater on the basis of their fair market value.

4.3.  TANGIBLE ASSETS

     The following changes occurred in the Group's tangible assets in 1996:

                                                                CHANGES IN 1996
                         GROSS VALUE                      ---------------------------                   GROSS VALUE
                             AT                                         CONSOLIDATION     CURRENCY          AT
  IN THOUSANDS OF FRF    12/31/1995      ACQUISITIONS     DISPOSALS        CHANGES        AND OTHER     12/31/1996
-----------------------  -----------     ------------     ---------     -------------     ---------     -----------
Land and buildings.....      163,095          1,723             --              --             819          165,637
Other..................    1,172,033        151,357        (93,403)        (14,019)         12,080        1,228,048
TOTAL..................    1,335,128        153,080        (93,403)        (14,019)         12,899        1,393,685

Net value of tangible assets:

                                                 GROSS VALUE
                                                     AT          ACCUMULATED       NET VALUE
                  IN THOUSANDS OF FRF            12/31/1996      DEPRECIATION    AT 12/31/1996
        ---------------------------------------  -----------     -----------     -------------
        Land and buildings.....................      165,637        (46,732)        118,905
        Other..................................    1,228,048       (888,718)        339,330
        TOTAL..................................    1,393,685       (935,450)        458,235

  LAND AND BUILDINGS

     The gross value of the Publicis Group's real estate holdings is recorded at FRF 166 million in the balance sheet, with a net amount of FRF 119 million.

     The main asset is the headquarters building at 133, avenue des Champs-Elysees, a prime Paris location. This 7-floor building contains about 12,000 square meters of office space, occupied by the Drugstore Champs-Elysees and two movie theaters open to the public.

     The Group is also joint-owner of the building that houses the Drugstore Matignon (floorspace approximately 2,400 square meters) and a movie theater, at the "Rond-Point des Champs-Elysees".

     Our subsidiary Metrobus owns three stories of the building at 15 rue du Dome, Boulogne, where its headquarters are located.

     Outside France, our advertising agencies own premises in downtown districts in Brussels, Amsterdam and Lisbon with a total floorspace of approximately 6,000 square meters.

  OTHER TANGIBLE ASSETS

     "Other tangible assets" include substantial computer facilities dedicated to the creation and production of advertising material, management of media buying, and administrative operations. Most of the advertising agencies are now equipped with large installed bases of networked microcomputers.

     SGIP, the Group's information technology and electronic communications subsidiary, is equipped with a client/server system based on a 31 MIPS ES 9000 main-frame, located at its teleport in the Bastille district of Paris. This system hosts the Group's Internet, videotext and network facilities with a capacity of 3,000 connections.

     Gross tangible assets also comprise FRF 345 million of billboards and street furniture belonging to the Group's billboard operating companies, chiefly Publex in the Netherlands and Metrobus, a public transit and airports advertising space sales unit operating in France, Spain and Portugal.

     This equipment is written down over a maximum of seven years.

4.4.  NON-CONSOLIDATED INVESTMENTS

     FRF 151,603,000 of this amount consists of shares in companies acquired by Publicis at the end of 1996 (see 1.1 Globalization of the Group), which will be consolidated as from January 1, 1997.

     The balance, i.e., FRF 32,904,000, comprises shares of companies over which Publicis exercises no significant influence or whose unit value is too small to meet the consolidation criteria.

     Provision for the latter is made under the heading "provisions for long-term investments" for an amount of FRF 13,915,000, or a net amount of FRF 18,989,000, versus a net amount of FRF 15,257,000 at December 31, 1995.

4.5.  SUBSIDIARIES AND AFFILIATES ACCOUNTED FOR BY THE EQUITY METHOD

                                                                     BALANCE SHEET AMOUNT
                                                                -------------------------------
                     IN THOUSANDS OF FRF                         1994        1995        1996
--------------------------------------------------------------  -------     -------     -------
True North Communications (20%)...............................  124,822      92,895     122,057
Giraudy (29.23%)..............................................  126,399     130,033     149,778
Mediavision (33.30%)..........................................   15,476      16,287      17,294
Other.........................................................   35,599      39,521      40,770
TOTAL.........................................................  302,296     278,736     329,899

     TRUE NORTH, in which Publicis Communications holds a 20% interest, is listed on the New York Stock Exchange. Our worldwide partner is the n(o) 10 advertising group, with billings of USD 3.3 billion. It has operations in the United States, Southern and Central America, and in the Asia-Pacific zone. Its main clients are ATT, SC Johnson, Levi Strauss, Citibank, Mazda, Kraft General Food and Mattel.

     True North's group net income (excluding minority interests) totaled USD 26,630,000 versus USD 19,653,000 in 1995, in which year a one-time charge of USD 13 million was recorded.

     The contribution of Publicis Communication and Publicis FCB Europe to the earnings of True North for 1996 totaled USD 15.7 million.

     Consolidated total assets of True North stand at USD 930,000,000, with net assets of USD 241,000,000.

     True North's financial statements are drawn up in accordance with US accounting standards (GAAP) which are akin to the ones applied by the Publicis Group. They are audited by Arthur Andersen, which has certified the 1996 financial statements.

     The 4,658,000 shares in True North held by Publicis Communication (which is the main shareholder) are valued at FRF 122,057,000 in the consolidated balance sheet of the Publicis Group. This figure represents our interest in the restated net assets of True North. Since the beginning of the relationship, owing to the very particular nature of the alliance between Publicis and True North, which is treated as a "pooling of interests", goodwill recognized in True North's balance sheet has been eliminated for the purpose of computing our interest in the net assets of True North.

     True North had a market capitalization of approximately USD 500 million at February 28, 1997, on the basis of shares outstanding at December 31, 1996 and Publicis Communication's interest in True North contains an unrealized gain of approximately FRF 430 million.

     As a consequence of deep strategic divergences between Publicis Communication and True North, the alliance was terminated since January 1995, with effect from February 29, 1996.

     On February 19, 1997, the two groups announced an agreement to resolve their differences. Details of this agreement are provided in Section 6.2 Subsequent events.

     GIRAUDY is France's number 1 4x3 meters billboard operator and is 29.23% held by Publicis S.A. The shares are traded on the Paris USM ("marche Hors Cote"). Consolidated billings total FRF 1.2 billion and consolidated net income FRF 34,019,000.

     Consolidated total assets stand at FRF 1.1 billion, with consolidated net assets of FRF 510,408,000.

     Giraudy's shares are valued at FRF 150 million in the consolidated balance, which is less than their fair market value. Although it operates mainly in France, Giraudy has in recent years expanded its operations in Europe (mainly in Spain). MEDIAVISION, a movie theater advertising space sales unit, is one-third held by Publicis S.A. The company generated a net income of FRF 9,460,000 on billings of FRF 165 million in 1996.

     Mediavision holds interests in Belgium, the USA, the UK, and Spain.

  CHANGE IN SUBSIDIARIES AND AFFILIATES ACCOUNTED FOR BY THE EQUITY METHOD

     Between December 31, 1995 and December 31, 1996, this item increased by FRF 58 million, less FRF 26 million in dividends paid, representing 1996 earnings of subsidiaries and affiliates accounted for by the equity method.

     This item also increased to FRF 13 million as a result of the acquisition of an additional stake in Giraudy. It was further increased by FRF 5 million as a result of the favorable impact of currency changes on True North shares.

4.6.  OTHER LONG-TERM INVESTMENTS

     This item amounts to FRF 47,380,000 in the 1996 balance sheet, versus FRF 49,420,000 at December 31, 1995. It mainly concerns amounts paid to outside parties as guarantees and deposits (for the most part real estate rental guarantees) and loans made by Group companies (construction loans, etc.).

4.7.  INVENTORIES AND WORK IN PROGRESS

                                                                 BALANCE SHEET AMOUNT
                                                           --------------------------------
     IN THOUSANDS OF FRF                                     1994        1995        1996
     ----------------------------------------------------  --------    --------    --------
     Inventories of merchandise relating to retailing and
       catering (Drugstores).............................    18,654      17,395      14,994
     Billboard operating companies' spare parts and
       equipment.........................................    16,587      23,439      18,570
     Advertising and other work in progress..............   197,659     216,562     218,407
     TOTAL...............................................   232,900     257,396     251,971

4.8.  ADVANCES TO SUPPLIERS

     This item increased from FRF 56,226,000 at December 31, 1995 to FRF 65,486,000 at December 31, 1996. It shows down payments and advances paid to suppliers by the Group:

          -- prior to the start of work on orders (advances),

          -- upon proof of partial execution of orders (down payments).

4.9.  TRADE ACCOUNTS RECEIVABLE

     These are recorded in the consolidated balance sheet at FRF 3,034,935,000 at December 31, 1996, versus FRF 2,751,508,000 one year earlier.

     This item comprises all receivables pertaining to the operating cycle together with bills receivable and invoices pending relating to operations for the year. These receivables are all considered to be current assets.

     Accounts receivable relating to media buying in France are recording under "Other debtors" given the specific nature of this sector.

     The average client credit period at December 31, 1996, was 46 days, unchanged from December 31, 1995.

4.10.  OTHER DEBTORS

     This item amounted to FRF 1,068,481,000 at December 31, 1996, as against FRF 1,374,929,000 one year earlier. It comprises amounts owed by advertisers to French media buying units and advertising agencies in respect of advertising space bought under agency contracts rendered mandatory by the "Sapin Law", together with tax, social security and other receivables.

4.11.  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents chiefly comprises bank accounts in credit and marketable securities. Short-term cash surpluses are invested in liquid instruments such as mutual funds and investment funds, or similar, and are realizable at short notice. The Group does not make use of derivative financial instruments.

     Our Group is made up of legally distinct entities subject to a variety of local legislation and with different shareholders. It is therefore not possible to practice any netting of debit balances (cash and cash equivalents under assets) and credit balances (bank overdrafts) either within a single country or between legally separate units. In certain cases, needless to say, cash balances are managed on a centralized basis, using surpluses from one subsidiary to finance the needs of others, charging a market rate of return on such transfers.

     The net free cash balance of the Publicis Group at December 31, 1996 (in
FRF) was:

            Cash and cash equivalents.............................   1,332,386,000
            Bank overdrafts.......................................   (625,789,000)
            NET CASH BALANCE......................................     706,597,000

     This cash balance may be considered to be representative of the Group's average free cash position, given the relatively small seasonal variations.

     The net cash balance shows an increase of FRF 131,326,000 over the December 31, 1995 figure of FRF 575,271,000. The improvement stems from the non-reinvested balance of funds provided from operations for the year (see Statement of sources and uses of funds).

4.12.  PREPAID EXPENSES

     This item fell from FRF 78,766,000 in 1995 to FRF 72,485,000 at December 31, 1996 and mainly comprises deferred expenses and prepaid expenses.

     It also includes translation adjustments on subsidiaries, corresponding to potential losses on currency translation recognized at year-end on foreign-currency denominated debts and receivables. Provisions are made for potential losses and reported under loss and contingency provisions.

4.13.  SHAREHOLDER'S EQUITY

     A) CHANGE

     The change in Group net assets and non-Group interests between December 31, 1995 and December 31, 1996, before 1996 income, is analyzed as follows:

                                                                                 GROUP         NON-
     IN THOUSANDS OF FRF                                          TOTAL          SHARE         GROUP
     --------------------------------------------------------   ---------      ---------      -------
     Net assets at December 31, 1995.........................   1,871,899      1,269,245      602,654
     1995 income.............................................     308,389        152,726      155,663
     THEORETICAL NET ASSETS AT DECEMBER 31, 1996.............   2,180,288      1,421,971      758,317
     1996 operations with an impact on net assets:
       -- Publicis S.A. capital increase (and additional
         paid-in capital)....................................       8,979          8,979            0
       -- Distribution of parent company dividends...........     (32,244)       (32,244)           0
       -- Dividends paid by subsidiaries to minority
         shareholders........................................     (59,915)             0      (59,915)
       -- Adjustment to provision for retirement
         allowances..........................................     (37,396)       (25,443)     (11,953)
       -- Translation adjustments............................       5,807          2,207        3,600
       -- Consolidation changes and other....................      (7,041)        (2,065)      (4,976)
     NET ASSETS BEFORE 1996 INCOME, AT DECEMBER 31, 1996.....   2,058,478      1,373,405      685,073

  DIVIDENDS PAID

     -- by parent company: FRF 4 per share with a par value of FRF 25, paid in respect of 1995 by Publicis S.A. on the 8,061,125 shares making up the share capital.

     -- by subsidiaries to minority shareholders: this mainly concerns dividends paid by the subsidiaries of Publicis. FCB Europe to non-Group shareholders (FRF 20 million) and minority shareholders' interests in the dividends paid by subsidiaries.

  ADJUSTMENTS TO PROVISION FOR RETIREMENT ALLOWANCES

     As mentioned in 3.11 Accounting policies, rules and methods, the Group modified the accounting rules relating to the provision for retirement allowances. The resulting additional provision in respect of prior years was drawn from reserves. The amount concerned was FRF 37 million, of which FRF 25 million was drawn from the Group's interest in consolidated reserves.

  TRANSLATION ADJUSTMENTS

     As mentioned in 2.3 Foreign companies, translation adjustments recognized from one year to the next on the occasion of the translation of the financial statements of foreign subsidiaries are recorded under net assets, and are split between "Group interest" and "Minority interests" on the basis of ownership percentages.

     The main translation adjustments recorded in 1996 flow from the rise in the dollar exchange rate, which increased 7% from FRF 4.90 at December 31, 1995 to FRF 5.24 at December 31, 1996, and in that of sterling, which increased 17% from FRF 7.60 at December 31, 1995 to FRF 8.90 at December 31, 1996. These rises against the franc were partially offset by depreciation of the Dutch florin, which fell from FRF 3.05 at December 31, 1995 to FRF 3 at December 31, 1996.

  CHANGES IN THE SCOPE OF CONSOLIDATION AND OTHER FACTORS

     This item chiefly concerns:

           -- a fall of FRF 12,087,000 in minority interests (non-Group share) at Publicis--FCB Europe, as a result of the acquisition of additional shareholdings, mainly in Norway, and the withdrawal of minority shareholders from Publicis MC&D Messeagentur following the sale of that company to Siemens;

           -- FRF 7,800,000 representing the fraction subscribed by minority shareholders in the increase in the capital of Le Monde Publicite.

     B) ANALYSIS

     Group net assets are analyzed as follows (in thousands of FRF):

            Authorized capital......................................      202,454
            Parent company reserves.................................      934,548
            Consolidated reserves...................................      236,403
            GROUP NET ASSETS AT DECEMBER 31, 1996...................    1,373,405

4.14.  LOSS AND CONTINGENCY PROVISIONS

     These totaled FRF 363,334,000 at December 31, 1996, versus FRF 395,108,000 for the previous year, representing a decrease of FRF 31,774,000. This change stems primarily from the allocation of a portion -- FRF 40 million -- of the one-time provision on Italy to amortization of Italian goodwill (see 4.2 Intangible assets).

     These provisions are by definition intended to cover the contingencies and charges that arise in the conduct of our businesses. By nature, these provisions are hard to quantify with precision. The Publicis Group follows an extremely conservative policy in setting up these provisions and exercises great caution in appraising risks.

     Generally speaking, annual allocations to provisions for contingencies and charges are tax-deductible in the countries in which they are set up. However, some of them inherently do not qualify for tax deductions, and Publicis prefers not to deduct others from taxable income to be prudent and in order to avoid disputes with the local tax authorities.

     At December 31, 1996, nearly half of all loss and contingency provisions were not treated as tax deductible and are therefore unencumbered by any potential tax liability. These provisions may therefore be considered to be permanent resources.

  PROVISIONS FOR RETIREMENT ALLOWANCES

     This item is the main component of loss and contingency provisions, totaling FRF 143,146,000 at December 31, 1996 compared with FRF 99,441,000 one year earlier (adjusted for consolidated changes, ie excluding MC&D Messeagentur), representing a net new allocation of FRF 43,705,000.

     The policies governing the setting up and utilization of these provisions are described in section III -- Provisions for retirement allowances or equivalent.

     This balance includes FRF 74,626,000 in provisions set up outside France, concerning Germany and Italy.

  EXTRAORDINARY PROVISION FOR ITALY

     Part of this provision (total FRF 59,225,000 at December 31, 1995) was allocated to amortization of intangible assets (FRF 40,000,000), and part was reclassified in the provision for general risks (FRF 19,225,000).

  PROVISIONS FOR LAWSUITS, GENERAL RISKS AND CUSTOMERS

     These totaled FRF 92,780,000, in provisions for general risks, versus FRF 92,441,000 at December 31, 1995.

  OTHER PROVISIONS

     These totaled FRF 127,407,000 in 1996, versus FRF 116,330,000 in 1995, and they comprise provisions relating to major repairs, computer and removal expenses, for personnel costs, taxation, financial risks, and miscellaneous risks.

4.15.  FINANCIAL DEBTS (OTHER THAN BANK BORROWINGS)

     These totaled FRF 68,699,000 at December 31, 1996, versus FRF 130,471,000 one year earlier.

     This item mainly concerns debts payable to former shareholders of consolidated subsidiaries and balances payable, as well as security deposits received.

4.16.  ADVANCES RECEIVED ON ORDERS

     These totaled FRF 198,620,000 in 1996 versus FRF 176,419,000 the previous year. The item records amounts received from clients, following conclusion of the sale, in the form of down payments on the stipulated contract price. A distinction is made between:

           -- advances, which are paid prior to the start of work on a contract,

           -- down payments, which are paid upon proof of partial execution.

4.17.  TRADE ACCOUNTS PAYABLE

     This item totaled FRF 2,243,818,000 at December 31, 1996, compared with FRF 2,083,696,000 in 1995.

     It comprises all operating debts (including bills payable and invoices awaited) relating to the acquisition of goods and services, with the exception of those pertaining to media space buying in France, which is conducted within the framework of the "Sapin Law" (recorded under "Other creditors").

     Average supplier credit in 1996 was 40 days (unchanged from 1995).

4.18.  OTHER CREDITORS

     These amounted to FRF 1,616,968,000 at December 31, 1996, versus FRF 1,671,162,000 in 1995.

     Amounts payable to advertising media in France by media buying units under agency contracts rendered mandatory under the "Sapin Law" are recorded under "Other creditors" (see 3.2 Sales).

     This item also includes liabilities vis-a-vis personnel, social security agencies, the State and other outside creditors.

4.19.  PREPAID INCOME

     These amounts include prepayments and goodwill under liabilities. This item totaled FRF 97,154,000 at December 31, 1996, against FRF 91,293,000 in 1995.

4.20.  FINANCIAL RATIOS

                                                     1994              1995              1996
                                                 -------------     -------------     -------------
Surplus of equity over fixed assets(FRF).......    381,552,000       545,948,000       611,363,000
Equity/Fixed assets ratio......................           1.24              1.33              1.34
Fixed assets/Total assets......................            22%               22%               23%
Equity/Total assets............................            27%               30%               31%
Group net assets (FRF):
  -- before goodwill write-offs................  1,332,593,000     1,421,971,000     1,558,736,000
  -- after goodwill write-offs.................  1,070,856,000     1,037,128,000     1,185,627,000
Financial debt/Equity ratio....................          nil(1)            nil(1)            nil(1)

---------------
(1) The Group has a positive net cash balance.

5.  NOTES TO THE CONSOLIDATED INCOME STATEMENT

5.1.  BREAKDOWN OF BILLINGS AND INCOME

                                                                  GROUP INCOME FROM ORDINARY       GROUP NET
                                                                        OPERATIONS 1996             INCOME
                                                                        IN FRF MILLION              (EXCL.
                                                                  ---------------------------      MINORITY
                                                                     EXCL.           INCL.        SHAREHOLDERS)
                                                                  INCOME FROM     INCOME FROM     1996 IN FRF
                                                                   COMPANIES       COMPANIES        MILLION
                                                                   ACCOUNTED       ACCOUNTED      -----------
                                                     1996             FOR             FOR          AFTER NET
                                                   BILLINGS         BY THE          BY THE         ONE-TIME
                  BY BUSINESS                       IN FRF          EQUITY          EQUITY          CAPITAL
                    SEGMENT                        BILLION          METHOD          METHOD           GAIN
------------------------------------------------ ------------     -----------     -----------     -----------
Communications.................................. 19.5      88%    114      87%    146      82%    146      79%
Media and media sales division..................  2.4      11%     30      23%     45      25%     38      21%
Other activities................................  0.2       1%    (13)    -10%    (13)     -7%      1       1%
Intra-Group..................................... (0.2)    n.s.     --      --      --      --      --      --
TOTAL........................................... 22.0     100%    132     100%    178     100%    185     100%

                                                                  GROUP INCOME FROM ORDINARY       GROUP NET
                                                                        OPERATIONS 1996             INCOME
                                                                        IN FRF MILLION              (EXCL.
                                                                  ---------------------------      MINORITY
                                                                     EXCL.           INCL.        SHAREHOLDERS)
                                                                  INCOME FROM     INCOME FROM     1996 IN FRF
                                                                   COMPANIES       COMPANIES        MILLION
                                                                   ACCOUNTED       ACCOUNTED      -----------
                                                     1996             FOR             FOR          AFTER NET
                                                   BILLINGS         BY THE          BY THE         ONE-TIME
                 BY GEOGRAPHIC                      IN FRF          EQUITY          EQUITY          CAPITAL
                     REGION                        BILLION          METHOD          METHOD           GAIN
------------------------------------------------ ------------     -----------     -----------     -----------
France..........................................  8.9      40%     70      53%     83      47%     91      49%
Rest of Europe.................................. 11.6      53%     58      44%     60      34%     60      33%
United States...................................  1.6       7%      4       3%     34      19%     34      18%
Intra-Group..................................... (0.2)    n.s      --              --      --      --      --
TOTAL........................................... 22.0     100%    132     100%    178     100%    185     100%

5.2.  BREAKDOWN OF BILLINGS OUTSIDE FRANCE

                                                                            BILLING
                                                                            IN FRF     % OF TOTAL
                                                                            BILLION     BILLINGS
                                                                            ------     ----------
Germany....................................................................   3.9          18%
United Kingdom.............................................................   2.1          10%
United States..............................................................   1.6           7%
Netherlands................................................................   1.5           7%
Italy......................................................................   0.8           4%
Spain......................................................................   0.6           3%
Portugal...................................................................   0.6           3%
Switzerland................................................................   0.5           2%
Belgium....................................................................   0.4           2%
Other......................................................................   1.1           5%
TOTAL OUTSIDE FRANCE.......................................................  13.2          60%

5.3.  WORK FORCE

                                                                       1994      1995      1996
                                                                      ------    ------    ------
BY GEOGRAPHIC REGION
France............................................................     2,825     2,982     2,975
Rest of Europe....................................................     2,432     2,694     2,785
United States.....................................................       283       290       278
BY BUSINESS SEGMENT
Communications....................................................     4,155     4,593     4,731
Media and advertising space sales.................................       718       728       766
Diversified business..............................................       667       645       541
TOTAL.............................................................     5,540     5,966     6,038

BY FUNCTION

Sales................................................................................     45%
Creative.............................................................................     20%
Administrative/Management............................................................     20%
Production...........................................................................     10%
Media/Research.......................................................................      5%
TOTAL................................................................................    100%

5.4.  PAYROLL EXPENSES

     These totaled FRF 2,033,681,000 in 1996, versus FRF 1,992,398,000 in 1995 and comprise all staff-related expenses, namely:

          -- personnel remuneration (salaries, wages, commissions, bonuses, incentive plan and paid vacation leave);

          -- social security contributions and staff health and related benefits.

     Fiscal charges based on salaries are recorded in "Administrative expenses".

5.5.  ADMINISTRATIVE EXPENSES

     These totaled FRF 1,096,932,000 in 1996, compared with FRF 1,073,203,000 the previous year and comprise, among others:

          -- rents, and rental and condominium charges;

          -- office supplies, consumables and material consumed in the year;

          -- computer costs (external subcontracting and processing);

          -- fees, commissions and brokers' fees;

          -- research (see 3.2 Research costs);

          -- insurance premiums;

          -- advertising and public relations expenses to promote companies
             (advertising campaigns, catalogs and other printed material, conferences, seminars, publicity material and bonuses, gifts to clients);

          -- transport, travel and entertainment expenses;

          -- postal expenses and bank charges;

          -- other sundry administration expenses (royalties, directors' fees, losses on bad debts, gifts and fringe benefits, etc.);

          -- taxation (other than corporate income taxes) and equivalent payments, mainly comprising payroll taxes and other tax contributions;

          -- other routine operating expenses.

5.6.  DEPRECIATION AND AMORTIZATION

     This item totaled FRF 188,273,000 in 1996, versus FRF 192,440,000 the previous year. It comprises allocations to operating depreciation and amortization.

     Extraordinary charges corresponding to definitive write-downs and exceptional depreciation are recorded under exceptional profits or losses, as appropriate.

     Amortization charges are determined on the basis of amortization schedules adopted for the different categories of amortizable assets discussed in 3.3 Intangible assets and 3.4 Tangible assets.

     The allocation for the year flows from:

          -- fixed assets depreciation: FRF 150 million;

          -- amortization and write-downs of intangible assets and deferred expenses: FRF 12 million;

          -- amortization of small valuation differences or for occasional impairment of value relative to fair market value of intangibles (see section III -- Intangible assets): FRF 26 million.

5.7.  OPERATING RESERVES

     These totaled FRF 33,711,000, versus FRF 30,869,000 in 1995. This item comprises allocations to provisions for asset write-downs (excluding customer accounts, which are recorded under "Provisions for doubtful debts") and allocations to provisions for operating risks and charges.

5.8.  FINANCIAL RESULT, NET

     This item corresponds to the net balance of financial expense and revenues, after eliminating dividends paid by consolidated subsidiaries to their parent company (FRF 36,091,000 for 1996, versus FRF 39,315,000 in 1995).

5.9.  EXCEPTIONAL INCOME (LOSS)

     The Group registered a net exceptional loss of FRF 604,000 in 1996 versus a loss of FRF 5,912,000 in 1995. All amounts recorded under this item correspond to one-time charges or gains determined in accordance with the French chart of accounts.

     The main components of this item are:

          -- exceptional charges and gains on business operations (penalties, fines, gifts, irrecoverable debts, grants and subsidies, etc.),

          -- one-time charges and gains on capital operations (asset disposals);
             however, the net capital gain realized on the sale of the Drugstore Saint-Germain leasehold has been presented under a separate heading, owing to its nature and amount (see paragraph 5.10 below),

          -- allocations to and releases of exceptional amortization charges and provisions (on fixed-assets, tax-regulated provisions and exceptional write-downs, exceptional items, etc.).

     However, this item only records amounts that are exceptional by their amount or their nature, but it does not include exceptional overhead charges. Consequently, all exceptional personnel expenses and overheads generated on the occasion of mergers or geographical transfers of agencies continue to be booked under overheads.

5.10.  NET EXTRAORDINARY PROFIT

     As announced last year, we agreed to sell the leasehold of the Drugstore Saint-Germain to Giorgio Armani. Since all of the suspensive conditions were lifted in March 1996, the sale became effective at this date. This operation generated an extraordinary capital gain of approximately FRF 15 million.

     Moreover, Medias et Regies Presse was obliged to pay an exceptional FRF 7 million indemnity to a newspaper.

     The total net effect of these operations was an aggregate one-time profit of FRF 8,301,000, in which the Group's interest amounted to FRF 7,766,000.

5.11.  EMPLOYEE PROFIT-SHARING

     This totaled FRF 13,288,000 in 1996, versus FRF 11,108,000 the previous year.

     This item is peculiar to France and does not include amounts recorded under the statutory employee profit-sharing plan provided under the French government ordinance of October 21, 1986 and the enabling decree of July 17, 1987.

     All other variable components of remuneration are recorded under "Payroll expenses".

5.12.  CORPORATE AND INCOME TAX

     These taxes are booked in accordance with the methods described in 3.16 Corporate and income tax. They totaled FRF 175,018,000 in 1996, compared with FRF 174,682,000 in 1995.

     Our subsidiary Publicis Conseil benefited from tax saving of approximately FRF 16 million in 1996 resulting from the utilization of FRF 44 million tax loss carry forwards from FCAB. Ordinary tax loss carry forwards and deferred depreciation at Publicis Conseil, and still available at December 31, 1996, totaled FRF 7,510,000 (which may be carried forward indefinitely). At current tax rates, this represents a potential tax saving of FRF 2,750,000. Long-term capital losses eligible for carry forward (until 2003 and 2004) amount to FRF 83,855,092.

     At December 31, 1996, Publicis S.A. and Publicis Communication held tax loss carry forwards (until 1999 and beyond) and deferred depreciation of FRF 25,119,000 and FRF 9,690,000 respectively.

     No tax loss eligible for carryforward is recorded upon consolidation, in keeping with the prudent policies applied by the Group, even though there is a high probability of subsequent recovery.

     The average corporate tax rate (applied to current income) was 38%.

     Tax paid in France totaled FRF 61,370,000 (of which FRF 5.6 million corresponded to the additional 10% tax levy), and those paid abroad amounted to FRF 113,648,000.

5.13.  INCOME FROM COMPANIES ACCOUNTED FOR BY THE EQUITY METHOD

                                                               GROUP INTEREST IN INCOME
                                                                        (LOSS)
                                                             -----------------------------
      IN THOUSANDS OF FRF                                     1994       1995       1996
      -----------------------------------------------------  -------    -------    -------
      True North Communications (20%)......................   39,980     26,741     37,246
      Giraudy (29.23%).....................................    3,618      4,934      9,944
      Mediavision (33.30%).................................    1,901      3,274      2,976
      Other................................................   11,315     11,266      7,978
      TOTAL................................................   56,814     46,215     58,144

     The increase in the income of companies accounted for by the equity method is the direct outcome of increased income at True North, which took a net one-time charge of USD 13 million in 1995 (Publicis Communication's 20% interest representing FRF 13 million).

5.14.  TOTAL INCOME, GROUP NET INCOME (EXCLUDING MINORITY SHAREHOLDERS)

     Total Publicis Group net income came to FRF 330,287,000 in 1996, the Group's interest in this amount being FRF 177,565,000, versus FRF 308,389,000 and FRF 152,726,000 respectively at December 31, 1995. After recognition of a net one-time capital gain of FRF 8,301,000 (Group share FRF 7,766,000) total net income amounts to FRF 338,588,000, Group net income (excluding minority shareholders) amounting to FRF 185,331,000.

     The high proportion of minority interests stems from:

          -- the Publicis Communication Group (FRF 113 million) in which True North holds a 20.83% interest, and primarily Publicis FCB Europe, in which True North holds a 49% interest;

          -- the remainder stems from the Media and Media Sales division, in which the Group co-partners the media on whose behalf the advertising space sales units act. The minority interests stem mainly from Regie 1, Metrobus and Publex, which are 50%-held, representing FRF 39 million for these three companies.

5.15.  BREAKDOWN OF TOTAL INCOME AND GROUP NET INCOME

  BEFORE EXTRAORDINARY ITEMS

                                                                                               1996 (BEFORE NET ONE-TIME CAPITAL
                     1994 (BEFORE EXTRAORDINARY ITEMS)                   1995                                GAIN)
                     ----------------------------------   ----------------------------------   ----------------------------------
                                             PUBLICIS                             PUBLICIS                             PUBLICIS
                                 GROUP       GROUP NET                GROUP       GROUP NET                GROUP       GROUP NET
                              INTEREST IN     INCOME               INTEREST IN     INCOME               INTEREST IN     INCOME
                     TOTAL    SUB-GROUP'S     (EXCL.      TOTAL    SUB-GROUP'S     (EXCL.      TOTAL    SUB-GROUP'S     (EXCL.
IN MILLIONS OF FRF   INCOME     RESULTS     MINORITIES)   INCOME     RESULTS     MINORITIES)   INCOME     RESULTS     MINORITIES)
-------------------  ------   -----------   -----------   ------   -----------   -----------   ------   -----------   -----------
Communications.....    198        106            79         241        155           123         259        184           146
Media and Media
  sales division...     75         40            40          94         51            51          87         45            45
Diversified
  activities.......     (1)        (2)           (2)        (14)       (15)          (15)         (3)        (3)           (3)
Holding company....     34         34            34          (3)        (3)           (3)        (10)       (10)          (10)
Restatements.......     (4)         0             0          (9)        (4)           (3)         (3)         0             0
TOTAL..............    302        178           151         308        184           153         330        216           178

  AFTER EXTRAORDINARY ITEMS

                                                                                                1996 (AFTER NET ONE-TIME CAPITAL
                      1994 (AFTER EXTRAORDINARY ITEMS)                   1995                                GAIN)
                     ----------------------------------   ----------------------------------   ----------------------------------
                                             PUBLICIS                             PUBLICIS                             PUBLICIS
                                 GROUP       GROUP NET                GROUP       GROUP NET                GROUP       GROUP NET
                              INTEREST IN     INCOME               INTEREST IN     INCOME               INTEREST IN     INCOME
                     TOTAL    SUB-GROUP'S     (EXCL.      TOTAL    SUB-GROUP'S     (EXCL.      TOTAL    SUB-GROUP'S     (EXCL.
IN MILLIONS OF FRF   INCOME     RESULTS     MINORITIES)   INCOME     RESULTS     MINORITIES)   INCOME     RESULTS     MINORITIES)
-------------------  ------   -----------   -----------   ------   -----------   -----------   ------   -----------   -----------
Communications.....    118         66            49         241        155           123         259        184           146
Media and Media
  sales division...     75         40            40          94         51            51          81         38            38
Diversified
  activities.......     (1)        (2)           (2)        (14)       (15)          (15)         12         11            11
Holding company....     34         34            34          (3)        (3)           (3)        (10)       (10)          (10)
Restatements.......     (4)         0             0          (9)        (4)           (3)         (3)         0             0
TOTAL..............    222        137           121         308        184           153         339        223           185

5.16.  FINANCIAL RATIOS

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Payroll expenses/Revenues...........................        53.8%           54.6%           54.3%
Administrative expenses/Revenues....................        29.3%           29.4%           29.3%
Consolidated net income (excluding extraordinary
  items)............................................  301,586,000     308,389,000     338,588,000
Allocations to amortization and depreciation........  192,629,000     192,440,000     188,273,000
CASH FLOW...........................................  494,215,000     500,829,000     526,861,000
Cash flow/Revenues..................................        14.4%           13.7%           14.1%
EARNINGS BEFORE INTEREST, DEPRECIATION AND INCOME
  TAX: income before amortization, provisions,
  financial result, taxation and extraordinary items
  (EBDIT)...........................................  658,023,000     660,757,000     677,953,000
CURRENT INCOME: income before taxation and
  extraordinary items (EBIT)........................  427,541,000     453,876,000     461,052,000
EBDIT/Revenues......................................        19.1%           18.1%           18.1%
Income before exceptional items and tax/Revenues....        12.4%           12.4%           12.3%

6.  OTHER INFORMATION

6.1.  SURETIES AND COMMITMENTS

                                                        COMMITMENTS GIVEN       COMMITMENTS RECEIVED
                                                    -------------------------   --------------------
               IN THOUSANDS OF FRF                   1994      1995     1996    1994    1995   1996
--------------------------------------------------  -------   ------   ------   -----   ----   -----
Discounted notes not yet matured..................    4,867    3,300    3,322      --    --       --
Endorsements and sureties.........................    6,239    6,653    3,914   7,123   325    1,986
Finance lease commitments(1)......................   89,232   81,538   75,249      --    --       --
Other.............................................   11,497    5,256    2,523      --    --       --
TOTAL.............................................  111,835   96,747   85,008   7,123   325    1,986

---------------
(1) Of which real estate finance leases amounting to FRF 69,496,000 in 1996 (FRF 75,740,000 in 1995). The main real estate leasing contract, signed by Metrobus, a 50%-owned subsidiary of Publicis, relates to the acquisition over 15 years of two floors of office premises, with a floorspace of 1,500 square meters, in the building in which its headquarters are located, at 15, rue du Dome, Boulogne.

6.2.  SUBSEQUENT EVENTS

     On February 19, 1997, Publicis and True North agreed to resolve the strategic divergences existing between them. Upon completion of execution of this agreement, each of the two parties will have its own network, and cross-shareholdings will be confined to the holding companies, Publicis Communication and True North.

     The main points of the agreement are: Publicis will transfer to True North four former FCB agencies in Paris, London, Lisbon and Athens. In exchange, True North will sell its 49% shareholdings in Publicis FCB Europe (which will become Publicis Europe) to Publicis Communication and will increase its shareholding in Publicis Communication to 26.5%, compared with 20.83% as at present. Publicis Communication, meanwhile, will maintain its 20% shareholding in True North.

     True North will assist Publicis in building up its worldwide network by selling to it units or majority shareholdings (in South Africa, Australia, New Zealand, Argentina, Thailand, and India).

6.3.  SHARE SUBSCRIPTION OPTION PLAN (STOCK OPTIONS)

     The Extraordinary General Meetings of Shareholders of November 27, 1987 and June 21, 1991 authorized the issue of 616,800 shares in the form of share subscription options, all of which were allocated in earlier years. Beneficiaries may exercise their options within a period of 10 years.

     During the course of the year, 37,016 options were exercised, increasing the share capital by FRF 925,400, with additional paid-in capital of FRF 8,053,710.

     Options outstanding at December 31, 1996, were as follows:

                                                        NUMBER OF OPTIONS
     SHARES OF FRF 25 PAR VALUE        DATE GRANTED        OUTSTANDING        OPTION PRICE     EXPIRATION DATE
-------------------------------------  ------------     -----------------     ------------     ---------------
First tranche........................    11/27/87              7,458               115               1997
Second tranche.......................    12/16/88             21,116               194               1998
Third tranche........................    12/04/89             28,480               322               1999
Fourth tranche.......................    12/17/90             78,960               204               2000
Fifth tranche........................    01/06/92            334,560               187               2002
Sixth tranche........................    11/30/92             51,840               174               2002
TOTAL................................                        522,414

6.4.  FIVE-YEAR CONSOLIDATED SUMMARY

              IN MILLIONS OF FRF                 1992       1993       1994       1995       1996
----------------------------------------------  ------     ------     ------     ------     ------
Billings......................................  20,002     18,236     20,002     20,543     21,964
Revenues......................................   3,517      3,140      3,439      3,649      3,746
Total income..................................     295        260        222        308        339
Group net income (excl. minority interests)...     149        127        120        153        185
Cash flow.....................................     470        435        494        501        527

6.5.  FIVE-YEAR PER SHARE DATA

                         IN FRF                           1992     1993     1994     1995     1996
--------------------------------------------------------  ----     ----     ----     ----     ----
Total consolidated net earnings per share(1)............  19.2     15.7     14.9     18.9     22.9
Adjusted dividend per share(1)..........................  3.33     3.33     3.33     4.00     4.80
Group net equity, including income(1)...................   180      164      165      176      192
Share price at December 31(1)...........................   216      477      367      289      452

---------------
(1) Adjusted for January 1994 two-for-one stock split and one-for-five bonus share issue in July 1995. However, no account is taken of potential dilution resulting from stock options.

7.  CONSOLIDATED COMPANIES

7.1.  ADVERTISING AGENCIES

        COMPANY NAME
-----------------------------
PUBLICIS COMMUNICATION.......    79.17  FINANCE        FRANCE        PARIS
PUBLICIS CONSEIL.............    99.61  ADVERTISING    FRANCE        PARIS
FCA/BMZ......................   100.00  Advertising    France        Paris
Exclamation..................    89.97  Advertising    France        Paris
Loeb et Associes.............    55.00  Advertising    France        Paris
Mundocom.....................   100.00  Advertising    France        Paris
Interplans Edition...........   100.00  Advertising    France        Paris
Procis.......................    89.40  Advertising    France        Paris
Publicis Direct..............    77.04  Advertising    France        Paris
Directis.....................    77.05  Advertising    France        Paris
ID3d.........................    69.88  Advertising    France        Paris
Extension....................   100.00  Advertising    France        Paris
Publicis Design..............   100.00  Advertising    France        Paris
Motivom......................    74.50  Advertising    France        Paris
Media System.................    99.67  Advertising    France        Paris
Guillaume Tell...............    80.00  Advertising    France        Paris
Verbe........................    70.00  Advertising    France        Paris
Publicis Hourra..............    80.71  Advertising    France        Lille
Epure........................    99.67  Advertising    France        Lille
Publicis Cachemire...........    66.93  Advertising    France        Lyon, Clermont-Ferrand
Phreas.......................    99.00  Advertising    France        Lyon
2(e) Communication...........    51.00  Advertising    France        Lyon
Publicis Mediterranee........   100.00  Advertising    France        Marseille
Publicis Soleil..............    50.25  Advertising    France        Toulouse, Montpellier
Publicis Grand Angle.........    74.11  Advertising    France        Brest, Nantes, Rennes
Positif......................    99.80  Advertising    France        Brest
Publicis Grand Est/Koufra....    63.32  Advertising    France        Nancy, Dijon, Strasbourg
Publicis Qualigraphie........    93.57  Advertising    France        Rouen, Caen
Reseau Graphic...............    66.79  Advertising    France        Rouen
Publicis Atlantique..........   100.00  Advertising    France        Bordeaux
Expression...................    51.00  Advertising    France        Bordeaux
Racines Grand Centre.........    66.00  Advertising    France        Tours
SKT..........................    68.78  Advertising    France        Paris
Exaudi.......................    99.80  Advertising    France        Paris
Jacques Schu et Associes.....   100.00  Advertising    France        Paris
Hautefeuille Regions.........   100.00  Advertising    France        Lyon
Hautefeuille Mediterranee....    99.85  Advertising    France        Nice
Hautefeuille Grenoble........   100.00  Advertising    France        Grenoble
Hautefeuille Besancon........    90.00  Advertising    France        Besancon
O' de Formes.................    76.00  Advertising    France        Lyon
O' REP FLB...................    65.00  Advertising    France        Lyon
Publicis Alpes...............    99.85  Advertising    France        Annecy

PUBLICIS-FCB EUROPE..........    51.00  FINANCE        NETHERLANDS   AMSTERDAM, PARIS
Publicis-FCB.................   100.00  Advertising    Austria       Vienna


Publicis-FCB.................   100.00  Advertising    Belgium       Brussels
Cre-Action -- Full Option....    53.95  Advertising    Belgium       Brussels
Publicis-FCB Direct..........   100.00  Advertising    Belgium       Brussels
FCA! BMZ.....................   100.00  Advertising    Belgium       Brussels
Publicis Trzisno
Komuniciranje................   100.00  Advertising    Croatia       Zagreb
                                                       Czech
Publicis-FCB.................    60.00  Advertising    Republic      Prague
Publicis-FCB.................   100.00  Advertising    Denmark       Copenhagen
Publicis Torma...............    60.03  Advertising    Finland       Helsinki
FCB..........................   100.00  Advertising    France        Paris
Groupe Kenya.................    53.00  Advertising    France        Paris
Kenya Institutionnel.........    65.00  Advertising    France        Paris
Empir........................   100.00  Advertising    France        Paris
Empir Media..................   100.00  Media buying   France        Paris
Publicis-FCB Communication...   100.00  Finance        Germany       Dusseldorf
B.M.Z.FCA....................    64.50  Advertising    Germany       Dusseldorf
Prorepro.....................   100.00  Advertising    Germany       Dusseldorf
More Sales...................   100.00  Advertising    Germany       Dusseldorf
More Media...................    90.00  Media buying   Germany       Dusseldorf
Publicis.....................   100.00  Advertising    Germany       Frankfurt
Mundocom.....................   100.00  Advertising    Germany       Frankfurt
Mundo Sales..................   100.00  Advertising    Germany       Frankfurt
FCB Hamburg..................    98.00  Advertising    Germany       Hamburg
Optimedia....................   100.00  Media buying   Germany       Dusseldorf
FCB Direct Marketing.........    90.00  Advertising    Germany       Hamburg
Publicis Vital...............    90.00  Advertising    Germany       Frankfurt
B.R.P........................    98.00  Advertising    Germany       Dusseldorf
Publicis MCD.................    74.90  Advertising    Germany       Erlangen, Munich
Contur.......................   100.00  Advertising    Germany       Friedrichsdorf
Contur Identity Design.......   100.00  Advertising    Germany       Friedrichsdorf
Contec.......................   100.00  Advertising    Germany       Friedrichsdorf
Sisyphos.....................    51.00  Advertising    Germany       Berlin
Publicis Hellas
Advertising..................   100.00  Advertising    Greece        Athens
Publicis-FCB Magyarorszag....   100.00  Advertising    Hungary       Budapest
Publicis-FCB.................   100.00  Advertising    Italy         Milan, Rome
FCA! BMZ.....................   100.00  Advertising    Italy         Milan
Optimedia Italia.............   100.00  Advertising    Italy         Milan
Overad.......................   100.00  Finance        Netherlands   Amsterdam
Publicis-FCB.................   100.00  Advertising    Netherlands   Amsterdam
Publicis-FCB Eindhoven.......   100.00  Advertising    Netherlands   Eindhoven
HVR Advertising..............   100.00  Advertising    Netherlands   The Hague
Mundocom A.A.C...............   100.00  Advertising    Netherlands   Amsterdam, Eindhoven
Kern Habbema & Yap...........    53.00  Advertising    Netherlands   Amsterdam
Bruggenwirth, Mass &
Boswinkel....................    52.00  Advertising    Netherlands   Amsterdam
Overad Property..............   100.00  Finance        Netherlands   Amsterdam
Publicis-FCB.................   100.00  Advertising    Norway        Oslo
Publicis-FCB Direct..........    91.00  Advertising    Norway        Oslo
Strategic Marketing..........   100.00  Advertising    Norway        Oslo


Basic........................   100.00  Advertising    Norway        Oslo
Publicis-FCB Reklamebyra.....    95.00  Advertising    Norway        Oslo
Park Reklamebyra.............   100.00  Advertising    Norway        Oslo
Sponsor Marketing............    65.00  Advertising    Norway        Oslo
Publicis-FCB Polska..........    70.00  Advertising    Poland        Warsaw
FCB Publicidade..............    83.00  Advertising    Portugal      Lisbon
Publicis Publicidade.........    90.00  Advertising    Portugal      Lisbon
BMZ/Park Publicidade.........    56.44  Advertising    Portugal      Lisbon
Comunicar Publicidade e
Promocao.....................    90.00  Advertising    Portugal      Lisbon
Optimedia Publicidade........    93.00  Media buying   Portugal      Lisbon
Publicis-FCB.................   100.00  Advertising    Russia        Moscow
Publicis Virgo
Komunikacije.................    60.00  Advertising    Slovenia      Ljubljana
Publicis-FCB Arge............   100.00  Advertising    Spain         Madrid, Barcelona
Optimedia....................    98.00  Media buying   Spain         Madrid
Publicis Etoile..............   100.00  Advertising    Sweden        Stockholm
Publicis GRO & S.............    76.00  Advertising    Sweden        Stockholm
Farner Publicis-FCB..........    90.00  Advertising    Switzerland   Zurich
Bureau d'Etudes Publicitaires
BEP..........................   100.00  Advertising    Switzerland   Lausanne
                                                       United
Multi Market Services........   100.00  Finance        Kingdom       London
                                                       United
Publicis.....................   100.00  Advertising    Kingdom       London
                                                       United
FCB Advertising..............   100.00  Advertising    Kingdom       London
                                                       United
FCB Impact...................   100.00  Advertising    Kingdom       London
                                                       United
Mundocom.....................   100.00  Advertising    Kingdom       London
                                                       United
Optimedia International......   100.00  Advertising    Kingdom       London
FCA EUROPE
FCA/BMZ International........   100.00  Advertising    France        Paris
FCA Amsterdam................    97.00  Advertising    Netherlands   Amsterdam
FCA Walker...................    77.10  Advertising    Netherlands   Amsterdam
FCA Werner & Messelink.......    60.00  Advertising    Netherlands   Amsterdam
                                                       United
FCA London...................   100.00  Advertising    Kingdom       London
FCA/BMZ CID..................   100.00  Advertising    Spain         Madrid, Barcelona,
                                                                     Seville
WAM..........................    79.76  ADVERTISING    FRANCE        PARIS
PUBLICIS BLOOM...............    96.15  ADVERTISING    USA           NEW YORK, DALLAS
PUBLICIS CENTRE MEDIA........   100.00  MEDIA BUYING   FRANCE        PARIS
PUBLICIS CONSULTANTS.........   100.00  ADVERTISING    FRANCE        PARIS
Media-Finance................   100.00  Advertising    France        Paris
Idees Dialogue Conseil.......   100.00  Advertising    France        Paris
Publicis Consultants
Nederland....................    93.00  Advertising    Netherlands   Amsterdam

7.2.  MEDIA BUYING UNITS

            COMPANY NAME
-------------------------------------
MEDIA & REGIES EUROPE................  100.00      FINANCE              FRANCE          PARIS
Medias et Regies Presse..............  100.00      Media buying/        France          Paris
                                                   Services
Le Monde Publicite...................  49.00       Media buying         France          Paris
Regiscope............................  49.00       Media buying         France          Paris
Espaces Liberation...................  49.00       Media buying         France          Paris
Profil 18/30.........................  50.00       Media buying         France          Paris
TV Mission...........................  77.80       Advertising          France          Paris
Regie T..............................  49.00       Electronic media     France          Paris
Regie T Mexico.......................  51.00       Electronic media     Mexico          Mexico
                                                                                        City
Publex...............................  50.00       Billboards           Netherlands     Amsterdam
V.K.M................................  50.00       Billboard unit       Netherlands     Amsterdam
Spectacolor..........................  80.00       Billboards           France          Paris
SB System............................  100.00      Billboards           France          Paris
REGIE 1..............................  50.00       RADIO AIRTIME        FRANCE          PARIS
                                                   BUYING
METROBUS.............................  50.00       BILLBOARD UNIT       FRANCE          PARIS
Sodex................................  99.54       Billboard unit       France          Paris
AP Systemes..........................  99.24       Billboards           France          Paris
Transcom Publicite...................  99.97       Billboard unit       France          Paris
France Index.........................  99.97       Billboard unit       France          Paris
Publisistemas........................  100.00      Billboards           Spain           Madrid
Aerosistemas.........................  99.24       Billboards           Spain           Madrid
AP Portugal..........................  89.60       Billboards           Portugal        Lisbon

7.3.  OTHER SECTORS

            COMPANY NAME
-------------------------------------
Les Drugstores Publicis..............  100.00      Finance              France          Paris
Drugstore Champs-Elysees.............  100.00      Retailing            France          Paris
Drugstore Matignon...................  100.00      Retailing            France          Paris
SCI de L'Etoile......................  100.00      Real estate          France          Paris
S.G.I.P..............................  66.00       Data processing      France          Paris
Groupe Publicis Services.............  100.00      Services             France          Paris
Communication et Publicite...........  50.00       Finance              France          Paris
Farner Holding.......................  100.00      Finance              Switzerland     Zurich

8.  COMPANIES ACCOUNTED FOR BY THE EQUITY METHOD

            COMPANY NAME
-------------------------------------
True North Communications............  20.00       Advertising          USA             Chicago
Gnomi FCB............................  40.00       Advertising          Greece          Athens
Giraudy..............................  29.23       Billboards           France          Paris
Somupi...............................  34.00       Billboards           France          Paris
Sopact...............................  49.00       Billboards           France          Paris
TCS Portugal.........................  35.00       Billboards           Portugal        Lisbon
Metromatic...........................  50.00       Promotional          Spain           Madrid
Mediavision..........................  33.30       Movie theater        France          Paris
Promometro...........................  33.92       Promotional          France          Paris
Elysee Marbeuf (Pub Renault).........  25.00       Retailing            France          Paris

9. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY
    ACCEPTED IN THE UNITED STATES AND FRANCE

     The consolidated financial statements of Publicis S.A. have been prepared in accordance with French accounting principles which differ in certain respects from generally accepted accounting principles in the United States. The principal differences between French GAAP and U.S. GAAP as they relate to Publicis S.A. are discussed in further detail below.

9.1.  GOODWILL

     Publicis S.A. does not systematically amortize goodwill, but subjects the asset to annual review of its market value, with a provision for loss being recorded if the market value is less than the acquisition cost for more than three years. Further, the utilization of tax loss carryforwards of acquired companies is accounted for as a reduction of tax expense.

     Under U.S. GAAP, the amount of goodwill would be reduced by the amount of acquired deferred tax assets and would be amortized on a straight-line basis over the estimated useful life of the asset, which the Company has determined to be within a range of 10 to 40 years, depending on the type of entity acquired.

9.2.  POST-RETIREMENT BENEFITS

     As described in further detail in 3.11 Retirement allowances and similar payments, the Company's French employees are entitled to certain lump-sum payments upon retirement. Under French GAAP, through December 31, 1995, Publicis S.A. reported expense based on contributions due, and disclosed the estimated full obligation in the footnotes to the financial statements. Beginning December 31, 1996, the liability was recorded on the balance sheet, with the accumulated effect as of January 1, 1996 being recorded as a direct adjustment to shareholders' equity. Under U.S. GAAP, the full actuarially defined obligation would be recorded on the balance sheet for all periods presented and the increases to the reserve would be recorded as a charge in the income statement.

     Further, the Company calculates its post-retirement benefit obligation for French personnel only for employees over 50 years old. U.S. GAAP requires that the estimation take into consideration all employees, with the estimated turnover and interest rate being used.

9.3.  RESTRUCTURING PROVISION

     In 1994, the Company recorded for French accounting purposes a FRF 40 000 000 provision for the restructuring of its Italian operations. This provision did not meet the requirements as set forth in EITF 94-3 and so would not have been recorded until 1995 under U.S. GAAP.

9.4.  NET EXTRAORDINARY PROFIT

     In 1996, Publicis S.A. recognized a capital gain on the sale of retail leasehold and an expense related to a settlement paid to a newspaper. The net gain arising from these two transactions has been characterized as "extraordinary" under French accounting principles. As neither transaction meets the U.S. GAAP criteria of being "unusual and infrequent", both would be classified elements of "net income from ordinary operations".

     The approximate effects of these differences on net income and shareholders' equity are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                      1996          1995          1994
          (IN THOUSANDS, EXCEPT PER SHARE DATA)        FRF           FRF           FRF
        ------------------------------------------  ---------     ---------     ---------
        NET INCOME AS REPORTED IN THE CONSOLIDATED
          STATEMENT OF INCOME.....................    185,331       152,726       120,456
        Adjustments to conform to U.S. GAAP
          Amortization of goodwill................       (239)       (6,136)       (4,147)
          Provision for post-retirement benefit
             obligation...........................      1,402        (2,238)       (5,228)
          Restructuring provision.................          0        (8,080)       16,160
          Deferred taxes acquired in business
             combinations.........................    (14,611)         (108)        4,651
          Tax on the above adjustments............       (514)        3,784        (3,644)
                                                    ---------     ---------     ---------
        NET INCOME AS ADJUSTED FOR U.S. GAAP......    171,369       139,948       128,248
                                                    ---------     ---------     ---------
        EARNINGS PER SHARE AS ADJUSTED FOR U.S.
          GAAP....................................      20.52         16.90         15.38
                                                     ========      ========      ========

                                                               AT DECEMBER 31,
                                                    -------------------------------------
                                                      1996          1995          1994
                      (IN THOUSANDS)                   FRF           FRF           FRF
        ------------------------------------------  ---------     ---------     ---------
        SHAREHOLDERS' EQUITY AS REPORTED IN THE
          CONSOLIDATED BALANCE SHEET..............  1,558,736     1,421,971     1,332,593
        Adjustments to conform to U.S. GAAP
          Amortization of goodwill................    (36,480)      (36,241)      (30,105)
          Provision for post-retirement benefit
             obligation...........................     13,845       (16,859)      (14,621)
          Restructuring provision.................      8,080         8,080        16,160
          Deferred taxes .........................     17,605        29,774        29,268
        Tax on the above adjustments..............     (8,040)        3,219          (513)
                                                    ---------     ---------     ---------
        SHAREHOLDERS' EQUITY AS ADJUSTED FOR U.S.
          GAAP....................................  1,553,746     1,409,944     1,332,782
                                                     ========      ========      ========

9.5.  CONSOLIDATION OF SUBSIDIARIES THAT ARE LESS THAN MAJORITY-OWNED

     The principles covering the scope of consolidation under French GAAP are set forth in 2.2 Methods and principles of consolidation criteria. Under this policy, certain companies in which Publicis S.A. owns 49% or 50% and exercises control over significant financial operating policies are consolidated.

     For U.S. GAAP purposes, only majority-owned companies, based on voting rights directly or indirectly held, are fully consolidated, and less than majority-owned companies over which Publicis S.A. exercises significant influence (generally 20% or more owned), would be included in the consolidated financial statements using the equity method.

     This difference in accounting policy has no effect on either net income or shareholder's equity. The approximate effects on the consolidated balance sheet at December 31, 1996, 1995 and 1994 would be to decrease minority interest by FRF 141 124 000, FRF 123 216 000 and FRF 116 708 000, respectively and to record on one line the investment in companies accounted for using the equity method of FRF 145 540 000, FRF 133 744 000 and FRF 116 708 000, respectively. The impact on working capital on all periods is not material. The principal income statement line items, if such investments were accounted for using the equity method rather than being consolidated, would be decreased by the following amounts:

                                                             AT DECEMBER 31,
                                                 ----------------------------------------
                                                    1996           1995           1994
                    (IN THOUSANDS)                  FRF            FRF            FRF
        ---------------------------------------  ----------     ----------     ----------
        Sales..................................   1,933,403      1,937,557      1,985,027
        Cost of sales..........................  (1,422,718)    (1,446,466)    (1,490,894)
        Revenues...............................     510,685        491,091        494,133
        Current income.........................     115,354        125,242        134,839
                                                  =========      =========      =========

9.6.  SUPPLEMENTARY CASH FLOW INFORMATION

     Following is summarized cash flow information prepared in accordance with U.S. GAAP:

                                                                   YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                              1996          1995          1994
          (IN THOUSANDS, EXCEPT PER SHARE DATA)                FRF           FRF           FRF
----------------------------------------------------------  ---------     ---------     ---------
Cash flows from operating activities:
  Net income as adjusted for U.S. GAAP....................    171,369       139,948       128,248
  Depreciation and amortization...........................    184,601       224,522       244,256
  Minority interest.......................................    157,538       139,961       123,940
  Equity income (loss), net of dividends received.........    (58,144)      (46,215)      (56,813)
  Changes in working capital accounts.....................    141,482        (6,269)     (125,424)
                                                            ---------     ---------     ---------
                                                              596,846       451,947       314,207
Cash flows from investing activities:
  Acquisition of subsidiaries.............................   (214,730)     (126,608)     (220,418)
  Dividend received.......................................     23,468        57,787        14,984
  Purchase of fixed assets................................   (124,978)     (153,297)     (149,194)
                                                            ---------     ---------     ---------
                                                             (316,240)     (222,118)     (354,628)
Cash flows from financing activities:
  Proceeds from loans.....................................    (66,772)      (90,948)      (35,310)
  Repayment of loans......................................     33,172        48,827        84,186
  Issuance of common stock................................     16,779        35,891         1,436
  Payment of dividends....................................    (96,370)      (93,415)      (81,162)
                                                            ---------     ---------     ---------
                                                             (113,191)      (99,645)      (30,850)
Effect of exchange rate changes on cash...................     (2,917)        3,448       (14,159)
                                                            ---------     ---------     ---------
Increase (decrease) in cash...............................    164,498       133,633       (85,430)
Cash at beginning of year.................................  1,167,888     1,034,255     1,119,685
                                                            ---------     ---------     ---------
Cash at end of year.......................................  1,332,386     1,167,888     1,034,255
                                                            =========     =========     =========

                                 PUBLICIS S.A.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                   6/30/96       6/30/97
                                                                                  ---------     ---------
FIXED ASSETS....................................................................  1,656,351     2,006,185

  -- Intangible assets..........................................................    917,824     1,308,097
  -- Depreciation and amortization on intangible assets.........................   (101,763)     (196,995)
  -- Tangible assets (gross)....................................................  1,394,899     1,445,011
  -- Depreciation and amortization on tangible assets...........................   (916,163)     (987,656)
NET TANGIBLE AND INTANGIBLE ASSETS..............................................  1,294,797     1,568,457

  -- Investments (non-consolidated companies)...................................     35,436        42,665
  -- Investments (equity subsidiaries)..........................................    283,705        18,969
  -- Intercos loans.............................................................     20,662        28,864
  -- Other financial assets.....................................................     47,282        60,134
  -- Provisions on financial assets.............................................    (25,531)      (12,904)
NET FINANCIAL ASSETS............................................................    361,554       437,728

CURRENT ASSETS..................................................................  5,948,602     6,140,041
  -- Work in progress...........................................................    390,254       407,486
  -- Advance payments made......................................................     96,425        93,711
  -- Accounts receivable (net)..................................................  2,875,603     3,183,320
  -- Other debtors..............................................................  1,543,288     1,326,445
  -- Cash.......................................................................  1,043,032     1,129,079

OTHER CURRENT ASSETS............................................................    123,715        79,829

TOTAL ASSETS....................................................................  7,728,668     8,226,055

TOTAL EQUITY....................................................................  2,245,574     2,319,805

  -- Equity (before net income), Group share....................................  1,389,346     1,671,604
  -- Net income, Group share....................................................     78,611        92,935

TOTAL EQUITY GROUP SHARE........................................................  1,467,957     1,764,539

  -- Equity (before net income), non-Group share................................    702,250       499,511
  -- Net income, non-Group share................................................     75,367        55,755
TOTAL EQUITY NON-GROUP SHARE....................................................    777,617       555,266

PROVISIONS FOR CONTINGENCIES....................................................    372,676       395,029

SHORT TERM LIABILITIES..........................................................  4,889,504     5,320,938
  -- Borrowings.................................................................     82,759        74,449
  -- Banks......................................................................    819,553       571,154
  -- Advance payments from clients..............................................    164,674       255,052
  -- Account payable............................................................  2,049,209     2,466,166
  Other creditors...............................................................  1,773,309     1,954,117

OTHER ACCRUALS..................................................................    220,914       190,283

TOTAL LIABILITIES...............................................................  7,728,668     8,226,055

                                  PUBLICIS S.A

                    CONDENSED CONSOLIDATED INCOME STATEMENT

                                  (UNAUDITED)

                                                                          SIX MONTHS ENDED
                                                                     --------------------------
                   CONSOLIDATED INCOME STATEMENT                      6/30/96         6/30/97
-------------------------------------------------------------------  ----------     -----------
Billings...........................................................  10,681,967      12,380,259
Purchases..........................................................  (8,853,523)    (10,350,067)
REVENUES...........................................................   1,828,444       2,030,192
Salaries and Benefits..............................................    (995,586)     (1,157,791)
Office and general expenses........................................    (528,429)       (597,416)
TOTAL EXPENSES.....................................................  (1,524,015)     (1,755,207)
OTHER INCOME.......................................................      32,521          29,755
OPERATING PROFIT...................................................     336,950         304,740
Depreciation and amortization......................................     (87,514)        (86,669)
Provision doubtful debts...........................................     (10,393)         (6,312)
Other provisions...................................................     (13,867)         (8,186)
Financial result, net..............................................      10,615          25,635
PROFIT BEFORE TAX..................................................     235,791         229,208
Exceptional income (loss)..........................................      (4,570)          1,949
Profit sharing -- statutory........................................      (5,739)         (4,398)
Income Tax.........................................................     (91,967)       (101,991)
Profit (equity subsidiaries).......................................      15,462          16,699
Exceptional item...................................................           0           7,223
CURRENT NET INCOME.................................................     148,977         148,690
CURRENT GROUP SHARE................................................      73,611          92,935
Exceptional net capital gain.......................................       5,000               0
NET INCOME.........................................................     153,977         148,690
GROUP SHARE........................................................      78,611          92,935

                                 PUBLICIS S.A.

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The condensed consolidated balance sheet of Publicis S.A. as of June 30, 1997 and the related condensed consolidated statements of income for the six-month periods ended June 30, 1997 and 1996 have been prepared in accordance with accounting principles generally accepted in France on a basis consistent with Publicis S.A.'s audited consolidated financial statements for the year ended December 31, 1996. For the purposes of these condensed consolidated interim financial statements certain information and disclosures normally included in financial statements prepared in accordance with French generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments considered necessary, consisting only of normal recurring accruals, to present fairly the consolidated financial position and results of operations for such interim periods have been made.

2.  ACQUISITIONS

     During the first six months of 1997, the Group acquired advertising agencies for a total amount of approximately FF 287,000,000:

                                                                          DATE OF
        COUNTRY              FORMER NAME                NEW NAME        ACQUISITION  % OF CONTROL
    ---------------  ---------------------------  --------------------  -----------  ------------
    WORLDWIDE
    Mexico.........  Romero y Associados          Publicis Romeo        January 97         51%
    Brazil.........  Norton                       Publicis Norton       January 97         60%
    Canada.........  BCP                          Publicis BCP          January 97         70%
    Singapore......  Eureka advertising           Publicis Eureka       January 97         60%
    Philippines....  Basic Advertising            Publicis Basic        January 97         60%
    Australia......  MOJO Partners                Publicis MOJO         June 97           100%
    South Africa...  Partnership in advertising   Publicis              June 97            60%
                                                  Johannesburg

    EUROPE
    UK.............  SMI                          Publicis Technology   June 97           100%
    UK.............  KWS                          merged with FCA/BMZ   June 97           100%

    FRANCE
    Additional ownership interest in CP           50%
    Metrobus                                      50%
    Mediavision                                   33%
    SGIP                                          34%

3.  EVENTS SUBSEQUENT TO JUNE 30, 1997

     Subsequent to June 30, 1997 the Group continued its policy of international development by acquiring advertising agencies for a total amount of approximately FF 60,000,000:

                                                                        DATE OF
              COUNTRY             FORMER NAME       NEW NAME          ACQUISITION    % OF CONTROL
    ----------------------------  -----------  -------------------  ---------------  ------------
    Israel......................  Ariely       Publicis Ariely      July 1997             51%
    Indonesia...................  Inovasi      Publicis Inovasi     September 1997        51%
    Argentina...................  Capurro      Publicis Capurro     October 1997          60%
    South Africa................  Blue Print   Publicis Cape Town   November 1997         60%

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

4. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY ACCEPTED IN THE UNITED STATES AND FRANCE

     The unaudited consolidated interim financial statements of Publicis S.A. have been prepared in accordance with French accounting principles which differ in certain respects from generally accepted accounting principles in the United States. The principal differences between French GAAP and U.S. GAAP as they relate to Publicis S.A. are discussed in further detail in the final Note to the audited consolidated financial statements for the year ended December 31, 1996.

     The approximate effects of these differences on net income and shareholders' equity are as follows:

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1997       1996
                  (IN THOUSANDS, EXCEPT PER SHARE DATA)                       FRF        FRF
-------------------------------------------------------------------------    ------     ------
NET INCOME AS REPORTED IN THE CONSOLIDATED STATEMENT OF INCOME...........    92,935     78,611
Adjustments to conform to U.S. GAAP
  Amortization of goodwill...............................................    (7,791)    (3,084)
  Provision for post-retirement benefit obligation.......................    (2,228)       701
  Deferred taxes acquired in business combinations.......................     2,158     (6,085)
  Tax on the above adjustments...........................................       817       (257)
                                                                             ------     ------
NET INCOME AS ADJUSTED FOR U.S. GAAP.....................................    85,891     69,886
                                                                             ======     ======
EARNINGS PER SHARE AS ADJUSTED FOR U.S. GAAP.............................     10.18       8.39
                                                                             ======     ======

                                                                                     AT JUNE
                                                                                    30, 1997
                               (IN THOUSANDS)                                          FRF
----------------------------------------------------------------------------        ---------
SHAREHOLDERS' EQUITY AS REPORTED IN THE CONSOLIDATED BALANCE SHEET..........        1,764,539
Adjustments to conform to U.S. GAAP
  Amortization of goodwill..................................................          (44,271)
  Provision for post-retirement benefit obligation..........................           11,617
  Restructuring provision...................................................            8,080
  Deferred taxes acquired in business combinations..........................           20,060
  Tax on the above adjustments..............................................           (7,223)
                                                                                    ---------
SHAREHOLDERS' EQUITY AS ADJUSTED FOR U.S. GAAP..............................        1,752,802
                                                                                    =========

     The principal income statement line items, if less than majority-held investments were accounted for using the equity method rather than being consolidated, would be decreased by the following amounts:

                                                                     AT JUNE 30,
                                                                ----------------------
                                                                  1997          1996
                           (IN THOUSANDS)                          FRF          FRF
        ----------------------------------------------------    ---------     --------
        Sales...............................................      876,716     1,017,289
        Cost of sales.......................................     (655,811)    (762,279)
        Revenues............................................      220,905      254,410
        Current income......................................       50,261       66,002
                                                                 ========     ========

     Following is summarized cash flow information prepared in accordance with U.S. GAAP:

                                                                 SIX MONTHS ENDED JUNE
                                                                          30,
                                                                -----------------------
                                                                  1997          1996
               (IN THOUSANDS, EXCEPT PER SHARE DATA)               FRF           FRF
        ----------------------------------------------------    ---------     ---------
        Cash flows from operating activities:
          Net income as adjusted for U.S. GAAP..............       85,891        69,887
          Depreciation and amortization.....................       99,179        91,818
          Minority interest.................................       49,905        73,110
          Equity income, net of dividends received..........      (16,669)      (15,463)
          Changes in working capital accounts...............      105,614      (340,978)
                                                                 --------      --------
                                                                  323,890      (121,626)
        Cash flows from investing activities:
          Acquisition of subsidiaries.......................     (287,316)      (30,981)
          Dividend received.................................       24,258        22,981
          Purchase of fixed assets..........................      (98,985)      (88,716)
                                                                 --------      --------
                                                                 (362,043)      (96,716)
        Cash flows from financing activities:
          Proceeds from loans...............................      (98,975)      (47,712)
          Repayment of loans................................       44,055       226,936
          Issuance of common stock..........................        5,096         8,878
          Payment of dividends..............................     (113,118)      (85,999)
                                                                 --------      --------
                                                                 (162,942)      102,103
        Effect of exchange rate changes on cash.............       (2,212)       (8,617)
                                                                 --------      --------
        Increase (decrease) in cash.........................     (203,307)     (124,856)
        Cash at beginning of year...........................    1,332,386     1,167,888
                                                                 --------      --------
        Cash at end of year.................................    1,129,079     1,043,032
                                                                 ========      ========